EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:    Owen J. Onsum                                                            July 28, 2010
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – Second Quarter Earnings Report
Building a Strong & Healthy Company in a Struggling Economy

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”) and celebrating its first 100 years in business, today announced financial results for the second quarter of 2010.  Owen “John” Onsum, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of June 30, 2010 of $960,000 or $0.05 per diluted common share, compared to net income of $1,029,000, or $0.08 per diluted common share earned in the same fiscal period last year.”  Net income for the quarter ended June 30, 2010 was $599,000 or $0.04 per diluted common share, compared to $576,000 or $0.04 per diluted common share for the same fiscal period last year.

Total assets at June 30, 2010 were $736.2 million, an increase of $21.2 million, or 2.97% compared to the same period in 2009.  Total deposits of $640.9 million increased $24.3 million or 3.94% compared to June 30, 2009 figures.  During that same period, total net loans (including loans held-for-sale) decreased $36.7 million, or 7.48%, to $453.9 million.  Total risk-based capital was 15.55%, far exceeding the ‘well-capitalized’ threshold of 10%.

Commenting on the second quarter of 2010, Onsum said, “Our continued positive results show that our employees have been successful in their concerted efforts to control expenses and expand our customer relationships.  In the first six months of 2010, our Other Operating Expenses are down $1,446,000 from the same period in 2009.  Areas contributing most to this savings include:  Salaries & Benefits, Occupancy & Equipment, Stationary & Supplies, as well as an improvement in loan write downs and charge-offs.  Our commitment to remaining focused on our core business of relationship banking, reinvesting in our communities, and improving asset quality is allowing the Company to attract new customers and build a strong and healthy business in a struggling economy.  While the experts agree that an economic recovery will be slow and prolonged, we believe that staying true to our core values and not straying from our time-tested community banking model should ensure First Northern Community Bancorp emerges as an even stronger competitor in the local financial marketplace.”

-More-

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment and Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment.  The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. February 1, 2010, marked First Northern Bank’s centennial milestone, it’s first 100 years of serving the community.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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